Tuesday, May 11, 1999

            David Beigie                       Jeremy Story
           (303) 896-5528                     (303) 965-3235
         dbeigie@uswest.com                 jxstory@uswest.com


                   Solomon Trujillo Elected U S WEST Chairman;
              Richard McCormick Retires from the Board of Directors

NEW YORK - Solomon D. Trujillo, president and chief executive officer of U S WEST, was today elected chairman of the company's board of directors. He will continue to hold the title of president and chief executive officer.

In announcing Trujillo's new title, U S WEST said Richard D. McCormick stepped down as chairman and was elected chairman emeritus. McCormick is the former chief executive officer of the pre-split U S WEST. When U S WEST separated into two separate companies last June, McCormick retired as chief executive officer but remained chairman of the board and served in a non-executive capacity.

The board action occurred just prior to the company's annual meeting of shareowners held at the Millennium Hotel here.

Trujillo, 47, was elected president and CEO of the "new" U S WEST following the split-off. He had been president and CEO since June 1995 of U S WEST Communications, the telephone subsidiary of U S WEST.

Since U S WEST Communications started trading separately as USW in November 1995, Trujillo has led a team that has produced 140 percent growth in total shareowner return, and has been heralded as coming up with the most aggressive high-speed data deployment of any local exchange carrier in the United States. U S WEST has also been a leader in deploying innovative products and services integrated in unique ways to make voice, data, Internet communications, and wired or wireless services work together.

Because of U S WEST's pioneering work on broadband transport and early rollout of other new and enhanced services, Trujillo has been called "the first digital telecom CEO" by former Presidential Science Advisor Jay Keyworth. Noting Trujillo's active role in the U.S. Hispanic community, Henry Cisneros has also called him "the most important Hispanic in corporate America today."

"I'm pleased for Sol and U S WEST," McCormick said. "The company is in good hands, with his strong leadership and aggressive, innovative approach to the company's markets and its customers. The thing I'll miss most in my new role is the regular association with the great people of U S WEST," he said.

McCormick said he wanted to devote more time to international business issues and to other business interests. He is currently vice president of the International Chamber of Commerce and will become president of the ICC on Jan. 1, 2001. He currently serves as chairman of the United States Council for International Business. McCormick also serves on the boards of UAL Corp. (United Airlines), Wells Fargo & Co., United Technologies and Concept Five Technologies. He is active in a number of other national and local organizations.

"Dick McCormick led U S WEST through its most interesting and challenging years and built a legacy of service and shareowner value," Trujillo said. "The board and I will miss his wise counsel, but we know he'll put his talents to good use promoting free trade around the world."

Trujillo joined U S WEST in 1974 and held a number of assignments in marketing, sales, public policy and operations. He was named vice president for the company's operations in New Mexico in 1983. In 1987, he created a new division of U S WEST to serve small business customers. He became president and CEO in 1992 of U S WEST Marketing Resources, the company's telephone directory business (now known as U S WEST Dex).

A native of Cheyenne, Wyo., Trujillo holds an undergraduate degree in business and an MBA from the University of Wyoming. He has been named one of the country's 100 most influential Hispanics and has received numerous awards for his business achievements and his community service.

Trujillo is a board member of Dayton Hudson and the Bank of America.

McCormick, 58, joined AT&T in 1961 and held a series of jobs there and at Northwestern Bell. He was named president of Omaha-based Northwestern Bell in 1982. A year after the 1984 break-up of AT&T and the combining of Pacific Northwest Bell, Mountain Bell and Northwestern Bell into U S WEST, McCormick moved to Denver as executive vice president of U S WEST. He became president and chief operating officer in 1986, president and chief executive officer in 1990 and added the title chairman in April 1992.

U S WEST (NYSE: USW) provides a full range of telecommunications services--including wireline, wireless PCS, data networking, directory and information services--to more than 25 million customers nationally and in 14 western and midwestern states. More information about U S WEST can be found on the Internet at www.uswest.com.

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